EXHIBIT 10.1
RESIGNATION AND TRANSITION AGREEMENT
THIS RESIGNATION AND TRANSITION AGREEMENT (“Agreement”) dated as of November 6, 2008, is made by and among Popular, Inc.; Banco Popular de Puerto Rico (“BPPR”); Banco Popular North America (“BPNA”), and Roberto R. Herencia (“Executive”).
RECITALS
A.	Executive has been and is employed by BPPR acting in the capacity of President of BPNA;

B.	Executive has also served from time to time as an officer and as director of Popular, Inc., BPPR, BPNA and various of their subsidiaries or affiliates (collectively with the subsidiaries, “Popular”)

C.	The parties desire to enter into this Agreement in order to provide for the orderly resignation and transition of Executive from Popular.
NOW THEREFORE, in consideration of the premises and the covenants contained in this Agreement, the sufficiency of which is hereby acknowledged, Executive and Popular agree as follows:
1.	RESIGNATION
a)	Resignation: The parties acknowledge and agree that effective on and as of December 31, 2008 (the “Resignation Date”), Executive shall resign (i) as Executive Vice President of Popular, Inc.; (ii) employee of BPPR; (iii) President of BPNA; and (iv) from all other positions Executive currently holds as an officer, employee or director of Popular.

b)	Transition Period: For the period commencing on the date hereof and ending on the Resignation Date (the “Transition Period”), Executive shall continue to be employed by Popular in his current capacity. Executive’s duties shall be performed during normal business hours from Rosemont, Illinois and such other locations as are mutually acceptable to Executive and Popular. During the Transition Period, Executive shall report directly to Richard L. Carrión.

c)	Compliance. During the Transition Period, Executive shall comply in full with (i) all applicable laws, orders and regulations, (ii) Popular’s Code of Ethics, Policies and Guidelines; and (iii) the employee manual in effect.

d)	Payment of Salary/Benefits. During the Transition Period, Executive shall continue to receive Executive’s current base salary paid in the normal course in accordance with BPNA’s payroll policy, as well as other compensation and benefits to which Executive is entitled in his current position (but not any accrued but unpaid bonus or other incentive compensation) with BPNA. During the Transition Period, Executive shall be entitled to any Christmas Bonus awarded but will not participate in any other bonus or incentive compensation program which may be in effect at BPNA or Popular.

e)	Resignation. On and as of the Resignation Date, (i) Executive’s employment shall be terminated and Executive shall no longer be employed from and after such date and (ii) Executive shall be deemed to have resigned as a director and/or officer of any Popular entity and from any managing committee and supervisory boards on which Executive serves as a nominee of any Popular entity. Executive hereby agrees to execute any documentation requested by Popular to effect any of the foregoing resignations.

f)	Accrued Vacation Pay. On the Resignation Date, Executive shall be compensated for all accrued but unused vacation and sick days in accordance with BPNA’s policy.

g)	Effect on Other Agreements. Upon the full execution of this Agreement, this Agreement shall constitute the entire agreement with respect to the terms of Executive’s employment and any compensation or benefits for which Executive may be entitled either prior to or after the Resignation Date. This Agreement shall supersede any other or earlier employment or benefits or other agreement.
2.	PAYMENTS AND BENEFITS DUE TO RESIGNATION
a)	Transition Payment. In exchange for Executive’s covenants and agreements contained in this Agreement, Executive shall be paid a gross amount equal to $3,289,432, which amount, after all applicable deductions (the “Transition Payment”) shall be paid to Executive in two (2) lump sum payments. Subject to compliance with Section 4 below, the first payment will be for 85% of the Transition Payment amount and will be payable seven days after the date hereof; the remainder (less any required adjustments as indicated in this Section 2) will be payable within seven days after the Resignation Date. Executive acknowledges that he is not otherwise entitled to the Transition Payment and the Transition Payment is being provided to Executive solely in consideration of the covenants and agreements made by Executive under this Agreement.

b)	Medical Benefits. For a period of twelve (12) months following the Resignation Date, Executive shall continue to be covered under BPNA’s group health care plans (medical, dental and/or vision) under which Executive was covered as of the Resignation Date, at no cost to Executive. This twelve (12) month period of coverage shall not count as COBRA continuation coverage (i.e., shall not reduce the 18 months of COBRA coverage to which Executive is otherwise entitled). The payment of any COBRA premiums may be subject to applicable tax withholdings. Following the end of the 12-month coverage period, Executive shall be entitled to elect COBRA continuation coverage subject Executive’s timely payment of the full COBRA premium.

c)	Equity Grants. At various times during Executive’s employment, Executive was awarded Stock Options, Restricted Stock and/or Performance Shares ( the “Equity Grants”) under the Popular, Inc. 2001 Stock Option Plan and/or the Popular, Inc. 2004 Omnibus Incentive Plan, as amended (the “Plans”). In consideration of Executive’s resignation and other agreements and covenants of Executive made in this Agreement, Popular will take all action to implement the following:
     (i) with regard to Restricted Stock: subject to the approval of the Popular, Inc. Board of Directors Compensation Committee, Popular will accelerate the vesting of any unvested portion of the Restricted Stock as of the Resignation Date;
     (ii) with regard to Performance Shares: Popular, Inc. will issue a payment in Popular, Inc. common stock based on the target award pro-rated according to the number of months worked during the performance cycle as a percentage of the total number of months in the performance cycle;
     (iii) with regard to Stock Options awarded pursuant to the Popular, Inc. 2001 Stock Option Plan: all options exercisable as of the date of Executive’s Resignation Date may be exercised at any time prior to the expiration date of the option or six months following the termination, whichever period is shorter.
     (iv) with regard to Stock Options awarded pursuant to the Popular, Inc. 2004 Omnibus Incentive Plan: all options exercisable at the date of Executive’s termination of employment may be exercised at any time prior to the expiration date of the option or the 90th day following the termination, whichever period is shorter.
The certificates evidencing any Equity Grants payable to Executive will be delivered to Executive as soon as administratively practicable after Executive’s Resignation Date. Popular shall deduct from the final installment of the Transition Payment an amount sufficient to cover the requisite tax withholding due upon vesting and delivery of the Equity Grants. Upon delivery of such Equity Grants, Executive shall have no further rights nor shall Executive be entitled to any further distribution under the Plans. All other terms and provisions of the Equity Grants as set forth in the applicable agreements shall remain in full force and effect.

d)	Retirement Benefits. Executive and Popular acknowledge and agree that Executive has accrued benefits under the Popular, Inc. USA 401(k) Savings and Investment Plan, the Banco Popular de Puerto Rico Retirement Plan and the Banco Popular de Puerto Rico Benefit Restoration Plan (collectively the “Retirement Plans”) and that Executive’s benefits under the Retirement Plans shall be determined in accordance with the provisions thereof and any election related thereto. The Transition Payment shall be excluded from eligible compensation for purposes of determining Retirement Plan deferral amounts or benefit values.

e)	Preferred Mortgage Loan Interest Rate. Popular acknowledges and agrees that from and after the Resignation Date, Executive shall continue to be entitled to participate in the BPNA employee preferred interest rate program (the “Program”) solely with respect to any existing residential mortgage loan that is outstanding as of the Resignation Date (the “Mortgage Loan”), until such Mortgage Loan is repaid by refinancing or otherwise. Upon such repayment of the Mortgage Loan, Executive shall have no further right to participate in the Program.

f)	No Further Benefits, Payments, Etc. Executive acknowledges and agrees that except as expressly provided herein, Executive’s coverage under any benefit plan, program, policy or arrangement sponsored or maintained by Popular shall cease and be terminated as of the Resignation Date. Executive further acknowledges and agrees that no payment made by Popular pursuant to this Agreement is subject to any employer matching obligation or any other employer contribution under any benefit or deferred compensation plan, whether or not any such payment is characterized as wages or other compensation.

Notwithstanding the terms of this Section 2, at no time may the aggregate payments or benefits in the nature of compensation due to resignation, whether provided under this Agreement or otherwise, be considered an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), a golden parachute payment under Section 111(b) of the Emergency Economic Stabilization Act of 2008, or a “golden parachute payment” under Section 18(k) of the Federal Deposit Insurance Act or any other federal law or any regulation implementing any federal law. If the value of payments or benefits under this Agreement or otherwise would otherwise be deemed an excess parachute payment or a golden parachute payment, as applicable, under any such statutes or regulation, then the total payments and benefits will be reduced to the greatest amount that could be made to Executive without there being a parachute payment. To the extent possible, Popular shall give the Executive the opportunity to select the order in which payments or benefits are reduced.
3.	DEATH OR DISABILITY
     In the event that Executive dies or becomes disabled prior to the Resignation Date, Executive’s heirs, representatives or Executive’s estate shall be entitled to the compensation and benefits described in Section 2 of this Agreement.
4.	RELEASE AND WAIVER
     As a condition to receive the Transition Payment, Executive shall execute and deliver, to the extent applicable, (a) the release attached hereto as Annex A (the “Release”) and (b) the waiver attached hereto as Annex D (the “Waiver”). In addition, Executive agrees to execute any additional documentation as Popular deems necessary and appropriate and at such time or times as requested by Popular consistent with documents being signed by other Senior Executive Officers in connection with any participation in the US Treasury Troubled Asset Relief Program (“TARP”) or any similar program, including but not limited to the TARP Capital Purchase Program executive compensation letter attached hereto as Annex E (the “SEO Letter”).
5.	ON-GOING RESTRICTIONS ON EXECUTIVE’S ACTIVITIES; COOPERATION
a)	General Effect. The parties agree that the provisions of this Section 5 shall apply while Executive is employed by Popular and for some periods after Executive shall cease being employed by Popular. This Section uses the following defined terms:

     “Competitive Enterprise” means any business enterprise that either (1) engages in commercial or consumer financial services, retail banking, internet banking or other financial services to either commercial or consumer customers in the municipality, town or metropolitan area in which Executive may seek employment, or (2) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.
     “Solicit” means any direct or indirect communication, initiation, advice, encouragement or request of any person to take or refrain from taking any action (regardless of who initiated the communication in which the preceding occurs).
b)	Executive’s Importance to Popular and the Effect of this Section 5. Executive acknowledges that:
i.	In the course of Executive’s involvement in Popular’s activities, Executive has and has had access to Proprietary Information and Popular’s client base and will profit from the goodwill associated with Popular. On the other hand, in view of Executive’s access to Proprietary Information and Executive’s importance to Popular, if Executive competes with Popular for some time after Executive’s employment, Popular will likely suffer significant harm (but the amount of the loss to Popular would be uncertain and not readily ascertainable). This Agreement provides Executive with substantial additional benefits over Executive’s prior arrangements with Popular, including the substantial additional compensation referred to in Section 2 hereof. In return for the benefits Executive will receive from Popular and to induce Popular to enter into this Agreement, and in light of the potential harm Executive could cause Popular, Executive agrees to the provisions of this Section 5. Popular would not have entered into this Agreement if Executive did not agree to this Section 5.

ii.	This Section 5 limits Executive’s ability to earn a livelihood in a Competitive Enterprise. Executive acknowledges, however, that complying with this Section 5 will not result in economic hardship for Executive or Executive’s family.
c)	Non-Solicitation of Popular Employees. During Executive’s employment and for one (1) year after the Resignation Date, Executive agrees that he will not directly or indirectly attempt to Solicit anyone who is then an employee of BPNA (or who was an employee of BPNA within the prior six months) to resign from BPNA or accept employment with any Competitive Enterprise. The term “Solicit” when used in this subsection shall not be deemed to include solicitation of employment of individuals who respond to public advertisement media of general distribution (i.e., not targeted to present BPNA employees) without specific instruction or direction by Executive.

d)	Non-Solicitation of Popular Customers. During Executive’s employment and for one (1) year after the Resignation Date, Executive agrees that he will not directly or indirectly attempt to Solicit anyone who is then a customer of BPNA to transact business with a Competitive Enterprise or to cease or refrain from conducting business with BPNA. The term “Solicit” when used in this subsection shall not be deemed to include solicitation by public advertisement media of general distribution (i.e., not targeted to existing BPNA customers) without specific instruction or direction by Executive.

In the event BPNA is sold, or a BPNA region is sold, or a BPNA business is eliminated, the non-solicitation under c) and d) above shall not apply to the portion of BPNA that is sold or eliminated.

e)	Executive’s Payment Obligations/Off-sets. If Executive fails to comply with this Section 5, other than any isolated, insubstantial and inadvertent failure that is not in bad faith, Executive will pay Popular any Transition Payment that Executive shall have received in connection with this Agreement. Popular will have the right to offset Executive’s obligations under this Section against any amounts otherwise owed to Executive by any member of Popular, including under this Agreement. This payment obligation is in addition to any rights Popular may have under this Section 5. In no event shall Executive’s liability under this section 5(e) exceed the amount of the Transition Payment.

f)	Notice to New Employers. Before Executive shall accept employment with any other person or entity while any of Section 5(c) or Section 5(d) is in effect, Executive will provide the prospective employer with written notice of the provisions of this Section 5 and will deliver a copy of the notice to Popular.

g)	Cooperation. During the transition period and thereafter, Executive hereby agrees to make himself reasonably available and to cooperate with reasonable requests from Popular with respect to legal and regulatory matters as arise from time to time with respect to Executive’s duties for Popular, including any investigation, litigation, government or regulatory proceeding, examination or other proceeding or dispute. Such cooperation shall include, but not be limited to, preparing for and giving testimony if and when required by Popular. Popular shall reimburse Executive for all reasonable expenses incurred with respect to such cooperation, including legal fees and disbursements.

h)	D&O Policy. For events or acts occurred prior to the Resignation Date, Executive will be indemnified under the D&O Policy applicable to directors and officers to the extent provided in the By-Laws and policies of Popular that are in effect as of the Executive’s Resignation Date or, if greater, under applicable law.
6.	PROPRIETARY INFORMATION
     Executive agrees to the proprietary information provisions set forth on Annex B, which is a part of this Agreement.
7.	DISPUTES
     Executive agrees to the dispute resolution provisions, including mandatory arbitration, set forth on Annex C, which is a part of this Agreement.

8.	GENERAL PROVISIONS
a)	Consideration. This Agreement is entered into as a material inducement to Popular in consideration of the mutual covenants contained in this Agreement. Executive and Popular acknowledge the receipt and sufficiency of the consideration to this Agreement and intend this Agreement to be legally binding.

b)	Amendments and Waivers. Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by all of the parties, in the case of a waiver, by the party that would have benefited from the provision waived.

c)	Severability. If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (2) the remainder of this Agreement will not be affected. In particular, if any provision of Section 5 is so found to violate law or be unenforceable because it applies for longer than a maximum permitted period or to greater than a maximum permitted area, or otherwise, it will be automatically amended to apply for the maximum permitted period and maximum permitted area, or otherwise.

d)	Mutual Non-Disparagement. Popular agrees, except as may be required by law, to refrain from making or publishing any statements, claims, allegations or assertions which they believe have or may reasonably be expected to have the effect of demeaning the name or business reputation of Executive and shall cause their employees, officers, directors, agents or advisors to be similarly bound when serving in such capacity. Executive agrees to refrain from performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations or assertions which have or may reasonably have the effect of demeaning the name or business reputation of Popular or any of its respective employees, officers, directors, agents or advisors in their capacities as such or which adversely affects (or may reasonably be expected to adversely affect) the best interests (economic or otherwise) of any of them. The parties agree that nothing in this Section 8(d) shall preclude either party or any other person referenced in this Section 8(d) from fulfilling any duty or obligation that he, she or it may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents subpoenaed or requested or otherwise cooperating in good faith with any proceeding or investigation, or from taking any reasonable actions to enforce such party’s rights under this Agreement in accordance with the dispute resolution provisions specified in Annex C annexed hereto.

e)	Entire Agreement. This Agreement, together with the Annexes attached thereto, sets forth the entire agreement between the parties, and, except as otherwise provided herein, fully supersedes any and all prior agreements, understandings, or representations between the parties pertaining to the subject matter of this Agreement.

f)	Governing Law. This Agreement shall in all respects be governed by and construed under the internal laws of the State of New York applicable to agreements made and wholly to be performed in such state.

g)	Jurisdiction and Venue. Subject to the provisions of Section 7 above, this Agreement shall be deemed performable by all parties in, and venue shall exclusively be in the state or federal courts located in New York, New York. The parties hereby consent to the personal jurisdiction of these courts and waive any objection that such venue is objectionable or improper.

h)	Counterparts. This Agreement may be executed as counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.
Please confirm your acceptance of the terms of this Agreement by signing where indicated below.

DATED:
Executive	Popular, Inc.

/s/ Richard L. Carrión

/s/ Roberto R. Herencia	Printed Name	Richard L. Carrión

Roberto R. Herencia	Title:	Chairman, President and Chief Executive Officer

Banco Popular de Puerto Rico

/s/ Richard L. Carrión

	Printed Name	Richard L. Carrión

	Title:	Chief Executive Officer

Banco Popular North America

/s/ Richard L. Carrión

	Printed Name	Richard L. Carrión

	Title:	Chief Executive Officer

Annex A
GENERAL RELEASE
     GENERAL RELEASE (this “Release”), by Roberto R. Herencia (the “Executive”) in favor of Popular, Inc., Banco Popular de Puerto Rico and Banco Popular North America and any of their respective subsidiaries and affiliates (collectively “Popular”) and any of their respective past or present shareholders, principals, directors, officers, employees, managers, agents, attorneys, trustees, fiduciaries, representatives, insurers, assigns or benefit plan administrators (collectively the “Released Parties”).
RECITALS
A.	Executive has been employed by Banco Popular de Puerto Rico in the capacity of President of Banco Popular North America, and from time to time has served as an officer and/or as director of Popular, Inc. and various of its subsidiaries or affiliates.

B.	Executive is seeking payments under the Resignation and Transition Agreement dated as of November 6, 2008 (the “Agreement”) that are conditioned on the execution and effectiveness of this Release.
     NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:
1.	General Release. Executive knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Released Parties from any and all actions, causes of action, claims, allegations, rights, obligations, liabilities, or charges (collectively the “Claims”) that he has or may have, whether known or unknown, by reason of any matter, cause or thing occurring at any time before and including the date of this Release, including, without limitation, claims for compensation or bonuses (including, without limitation, any claim for an award under any compensation plan or arrangement); breach of contract; tort; wrongful, abusive, unfair, constructive, or unlawful discharge or dismissal; impairment of economic opportunity; defamation; age and national origin discrimination; sexual harassment or discrimination; discrimination based on marital status; back pay; front pay; benefits; attorney’s fees; whistleblower claims; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; punitive or exemplary damages; all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, 42 U.S.C. 1981, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers’ Benefit Protection Act, the Employee Retirement Income Security Act of 1974, as amended (except as otherwise expressly provided in paragraph 2(iv) below), the Family and Medical Leave Act of 1993, or any other state, country or city law or ordinance regarding employment discrimination, harassment or retaliation, any claim under the Workers Adjustment Retraining and Notification Act, 29 U.S.C. 2101 et seq., and any claims for unpaid compensation, wages and bonuses under the federal Fair Labor Standards Act, 29 U.S.C. 201, et seq., or any state, county or city law ordinance regarding wages or compensation, retaliation, negligence, loss of consortium, intentional infliction of emotional distress, negligent infliction of emotional distress, or any other claim and any alleged injuries he may have suffered up to and including the Resignation Date as defined in the Agreement. In addition, in consideration of the provisions of this Release, the Executive further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those claims that are known or suspected to exist in Executive’s favor as of the Effective Date (as defined below).

2.	Surviving Claims. Notwithstanding anything herein to the contrary, this Release shall not:
i.	release any Claims relating to the payments and benefits set forth in Section 2 of the Agreement;

ii.	release any Claims arising after the date of this Release;

iii.	limit or prohibit in any way Executive’s (or his beneficiaries’ or legal representatives’) ability to bring an action to enforce the terms of this Release;

iv.	release any claim for Executive benefits under plans covered by the Employee Retirement Income Security Act of 1974, as amended, to the extent that such claims may not lawfully be waived or for any payments or benefits under any plans of Popular that have vested according to the terms of those plans;

v.	release any claims for indemnification in accordance with applicable laws and the corporate governance documents of Popular, including any right to contribution, in accordance with their terms as in effect from time to time or pursuant to any applicable directors and officers insurance policy with respect to any liability incurred by Executive as an officer or director of Popular or any member of Popular or any right Executive may have to obtain contribution as permitted by law in the event of entry of judgment; or

vi.	release any obligations from any individual who is a Released Party arising from any personal business relationship with Executive outside of the employment relationship, including, without limitation, any mortgages or loans.
3.	Additional Representations. Executive further represents and warrants that he has not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Released Party nor has he assigned, pledged, or hypothecated as of the Effective Date his claim to any person and no other person has an interest in the claims that he is releasing.

4.	Acknowledgements by Executive. Executive acknowledges and agrees that he has read this Release in its entirety and that this Release is a general release of all known and unknown claims, including, without limitation, to rights and claims arising under the Age

Discrimination in Employment Act (ADEA). Executive further acknowledges and agrees that:
i.	This Release does not release, waive or discharge any rights or claims that may arise for actions or omissions after the date of this Release;

ii.	Executive is entering into this Release and releasing, waiving and discharging rights or claims only in exchange for consideration which he is not already entitled to receive;

iii.	Executive has been advised, and is being advised by the Release, to consult with an attorney before executing this Release; Executive acknowledges that he has consulted with counsel of his choice concerning the terms and conditions of this Release;

iv.	Executive has been advised, and is being advised by this Release, that he has twenty-one (21) days within which to consider the Release; and

v.	Executive is aware that this Release shall become null and void if he revokes his agreement to this Release within seven (7) days following the date of execution of this Release. Executive may revoke this Release at any time during such seven-day period by delivering (or causing to be delivered) to Popular, Inc., 209 Muñoz Rivera Avenue, Hato Rey, PR 00918, Attention: Eduardo J. Negrón, Executive Vice President; Corporate People and Communication, written notice of his revocation of this Release no later than 5:00 p.m. eastern time on the seventh (7th) full day following the date of execution of this Release (the “Effective Date”). The Executive agrees and acknowledges that a letter of revocation that is not received by such date and time will be invalid and will not revoke this Release.
5.	Additional Agreements. Executive agrees that should any person or entity file or cause to be filed any civil action, suit, arbitration, or other legal proceeding seeking equitable or monetary relief concerning any claim released by Executive herein, Executive shall not seek or accept any personal relief from or as the result of such civil action, suit, arbitration, or other legal proceeding.
     IN WITNESS WHEREOF, Executive has signed this Release on the date set forth on the first page hereof.
/s/ Roberto R. Herencia
Roberto R. Herencia

Annex B
Proprietary information
     (a) Definition. “Proprietary Information” means confidential or proprietary information, knowledge or data concerning (1) Popular’s businesses, strategies, operations, financial affairs, organizational matters, personnel matters, budgets, business plans, marketing plans, studies, policies, procedures, products, ideas, processes, software systems, trade secrets and technical know-how, (2) any other matter relating to Popular, and (3) any matter relating to clients of Popular or other third parties having relationships with Popular. Proprietary Information includes (1) information regarding any aspect of your tenure as an Executive of Popular or the termination of your employment, (2) the names, addresses, and phone numbers and other information concerning clients and prospective clients of Popular, (3) investment techniques and trading strategies used in, and the performance records of, client accounts or other investment products, and (4) information and materials concerning the personal affairs of employees of Popular. In addition, Proprietary Information may include information furnished to you orally or in writing (whatever the form or storage medium) or gathered by inspection, in each case before or after the date of this Agreement. However, Proprietary Information does not include information (1) that was or becomes generally available to you on a non-confidential basis, if the source of this information was not reasonably known to you to be bound by a duty of confidentiality, (2) that was or becomes generally available to the public, other than as a result of a disclosure by you, directly or indirectly, or (3) that you can establish was independently developed by you without reference to any Proprietary Information.
     (b) Use and Disclosure. You will obtain or create Proprietary Information in the course of your involvement in Popular’s activities and may already have Proprietary Information. You agree that the Proprietary Information is the exclusive property of Popular, and that, while you are employed by a member of Popular, you will use and disclose Proprietary Information only for Popular’s benefit and in accordance with any restrictions placed on its use or disclosure by Popular. After you cease being employed by a member of Popular, you will not use or disclose any Proprietary Information. In addition, nothing in this Agreement will operate to weaken or waive any rights Popular may have under statutory or common law, or any other agreement, to the protection of trade secrets, confidential business information and other confidential information.
     (c) Disputes. The existence of, and any information concerning, a dispute between you and Popular will be Proprietary Information. However, you may disclose information concerning the dispute to the arbitrator or court that is considering the dispute and to your legal counsel (so long as your counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).
     (a) Return of Proprietary Information. When your employment terminates, you agree to return to the Company all Proprietary Information, including all notes, mailing lists, rolodexes and computer files that contain any Proprietary Information. You agree to do anything reasonably requested by the Company in furtherance of perfecting Popular’s possession of, and title to, any Proprietary information that was at any time in your possession.
     (b) Limitations. Nothing in this Agreement prohibits you from providing truthful testimony concerning Popular to governmental, regulatory or self-regulatory authorities.

Annex C
DISPUTE RESOLUTION AGREEMENT
In exchange for the consideration set forth in the Amended Agreement, Roberto R. Herencia (“Executive”), Popular, Inc. (“PI”), Banco Popular de Puerto Rico (“BPPR”) and Banco Popular North America (“BPNA”; PI , BPPR and BPNA, collectively, the “Company”) agree that in the event employment disputes arise between them, they will be bound by the dispute resolution procedures set forth below. Further, if there is any conflict or ambiguity between this Dispute Resolution Agreement (“DR Agreement”) and any other Company policy, procedure or rule, the terms and conditions of this DR Agreement shall govern.
In order to establish and gain the benefits of a timely, impartial and cost-effective dispute resolution procedure, the Company and Executive desire to enter into this DR Agreement.
     A. Complaints Covered by the Agreement.
     Except for those disputes identified in paragraph B of this DR Agreement, the Company and Executive shall settle by arbitration all statutory, contractual and/or common law complaints or controversies (“Complaints”) that the Company may have against the Executive or that the Executive may have against the Company or any of its officers, directors, employees, or its agents, that arise out of, or are related to, the employment relationship between the Company and the Executive. Complaints subject to arbitration include but are not limited to (1) complaints of illegal discrimination (including, but not limited to, age, disability, marital status, medical conditions, national origin, race, religion, retaliation, sex, sexual harassment or sexual orientation); (2) complaints for breach of any contract (express or implied) or breach of the covenant of good faith and fair dealing; (3) complaints for violation of any federal, state, or other governmental law, statute, regulation or ordinance; and (4) tort complaints (including but not limited to negligent or intentional injury, defamation and termination of employment in violation of public policy.)
B. Complaints Not Covered by this Agreement/Violations of Sections 5 and 6 of the Resignation and Transition Agreement (the “Agreement”).
     This DR Agreement does not cover the following types of disputes: (1) complaints by the Executive for workers’ compensation or unemployment insurance; (2) complaints which in the absence of this DR Agreement could not have been litigated in court or before any administrative proceeding under applicable federal, state, or local law; (3) claims for equitable or legal relief that arise from Executive’s improper disclosure of any trade secret or confidential information, or that arise from Executive’s improper or unfair competition against the Company or solicitation of customers or employees of the Company, including but not limited to claims for violations of Sections 5 and 6 of the Agreement; (4) claims for wages due; and (5) alleged criminal violations.
     Executive further agrees that (1) Executive’s violating any part of Sections 5 and 6 of the Agreement would cause damage to the Company that cannot be measured or repaired, (2) the Company therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of those Sections, (3) no bond will need to be posted for the Company to receive such an injunction, order or other relief and (4) no proof will be required that monetary damages for violations of those Sections would be difficult to calculate and that remedies at law would be inadequate.
     C. Required Notice of Complaint and Statute of Limitations.
     Arbitration must be initiated by serving or mailing a written notice to the other party. Written notice must be provided to the other party within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint. If the complaint is not properly submitted within the appropriate time frame, all rights and claims that the complaining party has or may have against the other party shall be waived and void. Any notice sent to the Company shall be delivered to: Popular, Inc., 209 Muñoz Rivera Avenue, Hato Rey, PR 00918, Attention: Executive Vice President for Corporate People and Communication. The notice must identify and describe the nature of all complaints asserted and the facts upon which such complaints are based. Notice will be deemed given according to the date of any postmark or the date or time of any personal delivery.
     D. Exhaustion of Internal Employee Complaint Resolution Procedure.
     Before proceeding to arbitration on a complaint, the Executive must initiate and participate in any complaint resolution procedure identified in the Company’s Handbook or policies and procedures, if any. If the Executive has not initiated the complaint resolution procedure with regard to that complaint before initiating arbitration on a complaint, the initiation of the arbitration shall be deemed to begin the complaint resolution procedure. No arbitration hearing shall be held on a complaint until the complaint resolution procedure has been completed.
     E. Arbitration Procedures and Authority of Arbitrator.
     All arbitrations will be conducted by a single arbitrator according to the Employment Dispute Arbitration Rules of the American Arbitration Association (“AAA”). The arbitrator will have authority to award any remedy or relief that a court of competent jurisdiction could order or grant including, without limitation, specific performance of any obligation created under policy, the awarding of punitive damages, the issuance of any injunction, costs and attorney’s fees to the extent permitted by law, or the imposition of sanctions for abuse of the arbitration process. The arbitrator’s award must be rendered in a writing that sets forth the essential findings and conclusions upon which the arbitrator’s award is based.
     F. Representation and Arbitrator Fees and Costs.
     Each party may be represented in the arbitration by an attorney or other representative selected by the party. The Company shall be responsible for its own costs, the AAA filing fee and all other fees, costs and expenses of the arbitrator and AAA for administering the arbitration. The Executive shall be responsible for his/her attorney’s or representative’s fees, if any. However, if any party prevails on a statutory claim which allows the prevailing party costs and/or attorneys’ fees, the arbitrator may award costs and reasonable attorneys’ fees as provided by applicable statute.

     H. Location of the Arbitration.
     Arbitrations will be held at a location selected by the Company.
     I. Evidence.
     AAA rules notwithstanding, the admissibility of evidence offered at the arbitration shall be determined by the arbitrator who shall be the judge of its materiality and relevance. Legal rules of evidence will not be controlling, and the standard for admissibility of evidence will generally be whether it is the type of information that responsible people rely upon in making important decisions.
     J. Confidentiality.
     The existence, content or results of any arbitration may not be disclosed by a party or arbitrator without the prior written consent of both parties. Witnesses who are not a party to the arbitration shall be excluded from the hearing except to testify.
     K. Knowing Waiver of Trial by Jury or Judge.
     The Company and Executive understand that this Agreement will result in the waiver of their respective rights to a trial by a judge or jury. In consideration of the benefits of this Agreement, and after the opportunity to consider it fully, Executive and the Company freely waive that right in favor of the dispute mechanism set forth in the Agreement.
     L. Modification.
     This DR Agreement may only be modified by a written agreement signed by the Company’s Chief Executive Officer and Executive.
     M. Construction.
     The provisions of this DR Agreement are severable. If any one or more provisions are determined to be legally unenforceable, in whole or part, the remaining provisions are binding and enforceable.
     N. Entire Agreement.
     Both parties acknowledge that they have carefully read this Agreement and understand its terms. This Agreement constitutes the entire agreement between the parties on the subject of arbitration of any and all disputes between the Executive and the Company specified in section A of this Agreement. This Agreement supersedes any prior or contemporaneous oral or written understandings, agreements, negotiations or representations on these subjects. Both parties acknowledge that no other party or agent or attorney of any other party has made any promises, representations or warranties whatsoever, express or implied, which are not expressly contained in this Agreement. Each party further acknowledges that they have not executed this

Agreement in reliance upon a collateral promise, representation or warranty, or in reliance upon any belief as to any fact not expressly stated in this Agreement.
     Both parties acknowledge that they have carefully read this DR Agreement and understand its terms. Both parties acknowledge that they have had an opportunity to negotiate the terms of this DR Agreement. Both parties have voluntarily entered into this agreement without reliance on any provision or representation by the other party except those contained in this Agreement. BOTH PARTIES UNDERSTAND THAT BY SIGNING THIS AGREEMENT, THEY ARE WAIVING THEIR RIGHT TO A TRIAL BY JURY WITH REGARD TO ANY OF THE MATTERS ADDRESSED IN SECTION A OF THIS DR AGREEMENT. Both parties understand that they have the opportunity to consult with legal counsel, to the extent desired, before executing the Agreement.

DATED:
Executive	Popular, Inc.

/s/ Richard L. Carrión

/s/ Roberto R. Herencia	Printed Name	Richard L. Carrión

Roberto R. Herencia	Title:	Chairman, President and Chief Executive Officer

Banco Popular de Puerto Rico

/s/ Richard L. Carrión

	Printed Name	Richard L. Carrión

	Title:	Chief Executive Officer

Banco Popular North America

/s/ Richard L. Carrión

	Printed Name	Richard L. Carrión

	Title:	Chief Executive Officer

Annex D
WAIVER
In consideration for the benefits I will receive as a result of my employer’s participation in the United States Department of the Treasury’s TARP Capital Purchase Program, I hereby voluntarily waive any claim against the United States or my employer for any changes to my compensation or benefits that are required to comply with the regulation issued by the Department of the Treasury as published in the Federal Register on October 20, 2008.
I acknowledge that this regulation may require modification of the compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including so-called “golden parachute” agreements) that I have with my employer or in which I participate as they relate to the period the United States holds any equity or debt securities of my employer acquired through the TARP Capital Purchase Program.
This waiver includes all claims I may have under the laws of the United States or any state related to the requirements imposed by the aforementioned regulation, including without limitation a claim for any compensation or other payments I would otherwise receive, any challenge to the process by which this regulation was adopted and any tort or constitutional claim about the effect of these regulations on my employment relationship.

/s/ Roberto R. Herencia

Roberto R. Herencia

Annex E
Roberto R. Herencia,
     [Street Address],
          [City], [St] [Zip].
Dear Mr. Herencia,
     [Company] (the “Company”) has entered into a Securities Purchase Agreement, dated [DATE] (the “Participation Agreement”), with the United States Department of Treasury (“Treasury”) that provides for the Company’s participation in the Treasury’s TARP Capital Purchase Program (the “CPP”).
     For the Company to participate in the CPP and as a condition to the closing of the investment contemplated by the Participation Agreement, the Company is required to establish specified standards for incentive compensation to its senior executive officers and to make changes to its compensation arrangements. To comply with these requirements, and in consideration of the benefits that you will receive as a result of the Company’s participation in the CPP, you agree as follows:
(1)	No Golden Parachute Payments. The Company is prohibiting any golden parachute payment to you during any “CPP Covered Period”. A “CPP Covered Period” is any period during which (A) you are a senior executive officer and (B) Treasury holds an equity or debt position acquired from the Company in the CPP.

(2)	Recovery of Bonus and Incentive Compensation. Any bonus and incentive compensation paid to you during a CPP Covered Period is subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

(3)	Compensation Program Amendments. Each of the Company’s compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) with respect to you is hereby amended to the extent necessary to give effect to provisions (1) and (2). [These Benefit Plans are set forth in Appendix A to this letter.]

In addition, the Company is required to review its Benefit Plans to ensure that they do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company. To the extent any such review requires revisions to any Benefit Plan with respect to you, you and the Company agree to [negotiate such changes promptly and in good faith] [or] [agree to execute such additional documents as the Company deems necessary to effect such revisions].

(4)	Definitions and Interpretation. This letter shall be interpreted as follows:

•	“Senior executive officer” means the Company’s “senior executive officers” as defined in subsection 111(b)(3) of EESA.

•	“Golden parachute payment” is used with the same meaning as in subsection 111(b)(2)(C) of EESA.

•	“EESA” means the Emergency Economic Stabilization Act of 2008 as implemented by guidance or regulation that has been issued and is in effect as of the “Closing Date” as defined in the Participation Agreement.

•	The term “Company” includes any entities treated as a single employer with the Company under 31 C.F.R. § 30.1(b) (as in effect on the Closing Date). You are also delivering a waiver pursuant to the Participation Agreement, and, as between the Company and you, the term “employer” in that waiver will be deemed to mean the Company as used in this letter.

•	The term “CPP Covered Period” shall be limited by, and interpreted in a manner consistent with, 31 C.F.R. § 30.11 (as in effect on the Closing Date).

•	Provisions (1) and (2) of this letter are intended to, and will be interpreted, administered and construed to, comply with Section 111 of EESA (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter).

•	This letter shall in all respects be governed by and construed under the internal laws of the State of New York without regard to its conflict of laws principles.

•	This letter shall be deemed performable by all parties in, and venue shall exclusively be in the state or federal courts located in New York, New York. The parties hereby consent to the personal jurisdiction of these courts and waive any objection that such venue is objectionable or improper.

•	This letter shall be subject to the dispute resolution provisions, including mandatory arbitration, set forth on Annex C.
*                    *                    *

     The Board appreciates the concessions you are making and looks forward to your continued leadership during these financially turbulent times.

Very truly yours, [Financial Institution].
By:
Name:
Title:

Intending to be legally bound, I agree
with and accept the foregoing terms.

Roberto R. Herencia